Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Whitestone REIT on Form S-8 (Nos. 333-156512, 333-191181 and 333-196261) and the Registration Statements of Whitestone REIT on Form S-3 (Nos. 333-174608, 333-182667 and 333-203727) of our report dated August 1, 2017, with respect to the Statement of Revenues and Certain Operating Expenses of BLVD Place for the year ended December 31, 2016, which appears in the accompanying Current Report on Form 8-K/A of Whitestone REIT.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
August 1, 2017